UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER
                                                                  0-27072
                           NOTIFICATION OF LATE FILING          ---------------
                                                                 CUSIP NUMBER
                                                                   42366C103

(Check One):  |X|Form 10-K |_|Form 20-F |_|Form 11-K |_|Form 10-Q |_|Form N-SAR

          For Period Ended:   12/31/02
                           -------------------
          (   ) Transition Report on Form 10-K
          (   ) Transition Report on Form 20-F
          (   ) Transition Report on Form 11-K
          (   ) Transition Report on Form 10-Q
          (   ) Transition Report on Form N-SAR
          For the Transition Period Ended:_____________________________________

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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrants:

Hemispherx Biopharma, Inc.
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Former Name if Applicable


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Address of Principal Executive Offices (Street and Number)

1617 JFK Boulevard
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City, State and Zip Code

Philadelphia, PA  19103
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

 / /   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without
            unreasonable effort or expense;
 /X/   (b)  The subject annual report on Form 10-KSB will be filed on or before the fifteenth calendar day following the
            prescribed due date; and
 / /   (c)  The accountant's statement or other exhibit required by
            Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

	The registrant was unable to file its Form 10-K for the period ended December 31, 2002 without unreasonable expense and effort due to its inability to finish the required financial statements within a sufficient time for management to review the financial statements with its independent accountants and to prepare the management discussion and analysis. This annual report will be filed on or before the fifteenth calendar day following the prescribed due date.

PART IV --OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Robert Peterson                               (215)         988-0080
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     Name                                        Area Code    Telephone Number

(2)Have all other periodic  reports  required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
   Company  Act of 1940 during the  preceding 12 months
   (or for such  shorter) period  that the registrant was required to file such reports) been filed?  If  answer is no, identify report(s).
                                                              |X| Yes    | | No

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(3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               | |  Yes  |X| No

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Hemispherx Biopharma, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.


Date     March 28, 2003                 By   /x/ Robert E. Peterson
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                                          Robert E. Peterson
					  Chief Financial Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION-----------------------------------
    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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